CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N- 1A of our report dated September 5, 2000, relating to the financial statements and financial highlights which appear in the May 31, 2000 Annual Report to Shareholders of The Heritage West Preferred Securities Income Fund and our report dated August 18, 2000, relating to the financial statements and financial highlights which appear in the May 31, 2000 Annual Report to Shareholders of Unity Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements", and "Counsel and Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, New York
September 28, 2000